Exhibit 10.9

                                    OFFICE OF
                                 ART MALONE JR.

                                                     August 29, 2003

SLS International Corporation
Attn:  John Gott
3119 South Scenic
Springfield, Missouri



Dear Mr. Gott,


Please find our agreement pursuant to our discussions. I am hereby requesting $15,000 per month for the services and for the purposes of securing the appropriate mechanisms to market your product. The term of this agreement moving forward would three month increments for a period of two years reviewable and able to be canceled starting in the third month at any time with written notice.

Thank you in advance for your consideration and swift response.



/s/ Art Malone, Jr.                         /s/ John Gott  9/2/03
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Art Malone, Jr.                             John Gott, Chairman/President